LUMISYS

225 Humboldt Court

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2000

TO THE STOCKHOLDERS OF LUMISYS INCORPORATED

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lumisys Incorporated, a Delaware corporation (the "Company"), will be held on Thursday, June 15, 2000 at 1:00 p.m. local time at the offices of the Company at 225 Humboldt Court, Sunnyvale, California, for the following purposes:

  To elect three directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and have qualified.

  To approve an amendment to the Company's 1995 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 400,000 shares to an aggregate total of 1,650,000 shares.

  To approve an amendment of the Company's 1995 Employee Stock Purchase Plan, to increase the number of shares of Common Stock authorized for issuance under such plan by 50,000 shares to an aggregate total of 200,000 shares.

  To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 2000.

  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 24, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

 /S/ DEAN MACINTOSH

Dean MacIntosh

Secretary

Sunnyvale, California

May 3, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

LUMISYS

225 Humboldt Court

Sunnyvale, CA 94089

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 15, 2000

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Lumisys Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 15, 2000 at 1:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company at 225 Humboldt Court, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on April 24, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 24, 2000, the Company had outstanding and entitled to vote 9,250,805 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 225 Humboldt Court, Sunnyvale, CA 94089, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 15, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so after February 14, 2001 and before the close of business on March 16, 2001. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 2000. All of the nominees for election to this class are currently directors who were previously elected by the Board. If elected at the Annual Meeting, the nominees would serve until the 2003 annual meeting and until each of his successors is elected and has qualified, or until such director's earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING:

PHILLIP BERMAN, M.D.

Dr. Berman has served as a member of the Company's Board of Directors and as President since joining the Company in November 1997 upon completion of the Company's acquisition of CompuRAD, Inc., ("CompuRAD"), a leading provider of software that enables the healthcare clinicians to access medical images and clinical information at any point of care. In August 1998, Dr. Berman was appointed Chief Executive Officer of the Company. Dr. Berman was Chairman, Chief Executive Officer and President of CompuRAD since 1992. After practicing medicine in New York, Dr. Berman founded Arizona State Radiology, P.C., a radiology practice in Tucson, Arizona ("ASR") in 1988. Dr. Berman served as President of ASR until 1995 and as Chairman of Radiology of St. Mary's Hospital in Tucson through 1992. Dr. Berman received a B.A. in Anthropology from Harvard University in 1975 and an M.D. from The Medical College of Pennsylvania in 1980. He served as an intern at Cedars-Sinai Medical Center in Los Angeles and a resident in Diagnostic Radiology at the University of California at San Diego and Scripps Clinic.

DANIEL BURSTEIN

Mr. Burstein has served as a member of the Board of Directors since April 1999. Since 1989, Mr. Burstein has served as a Senior Advisor at The Blackstone Group ("Blackstone"), one of Wall Street's leading private merchant banks. At Blackstone, Mr. Burstein has focused on global strategy and new business development specializing in China, Japan and other Pacific/Asia markets. Mr. Burstein is also a partner and Chief Investment Officer of PS Capital, a venture capital partnership founded in 1997 that invests primarily in seed and early stage new technology and media companies. Mr. Burstein is the best-selling author of five books on global economic, financial and technological issues.

CRAIG L. KLOSTERMAN

Mr. Klosterman has served as a member of the Board of Directors since June 1998. Since March 2000, Mr. Klosterman has served as Chief Financial Officer of WebEx, Inc., a provider of real-time, interactive multi-media communication services. From August 1998 until November 1999, Mr. Klosterman served as the Chief Financial Officer and a Senior Vice President of Informatica Corporation, an enterprise software company. From February 1993 to August 1998, Mr. Klosterman held a number of positions at Lumisys, including Chief Operating Officer, Chief Financial Officer and Executive Vice President. Prior to February 1993, he held executive and financial positions at Voysys and KLA Instruments. Mr. Klosterman holds a B.S. in mechanical engineering from the University of Wisconsin and an M.B.A. in Finance from The Wharton School.

MANAGEMENT RECOMMENDS

A VOTE IN FAVOR OF DR. BERMAN, MR. BURSTEIN AND MR. KLOSTERMAN

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING:

BALA S. MANIAN, PH.D.

Dr. Manian, the founder of Lumisys, has served on the Board of Directors of the Company since October 1998 and was elected Chairman of the Board in November 1998. In 1991, Dr. Manian founded Biometric Imaging, a systems company dedicated to advancing cellular therapeutics, now a division of Becton Dickinson, and served as its Chairman of the Board from 1991 until February 1999. Prior to Biometric Imaging, Dr. Manian founded Molecular Dynamics in June 1987. Molecular Dynamics manufactures and markets analytical systems for molecular biology and genetic engineering research. Dr. Manian also founded Digital Optics Corporation, an optical instrumentation and systems development company acquired by Matrix Corporation in 1984. An expert in the design of electro-optical systems, Dr. Manian holds more than 25 patents and has authored more than 35 scientific publications. He has a B.S. in physics from the University of Madras, an M.S. in applied optics from the University of Rochester, and a Ph.D. in mechanical engineering from Purdue University.

DOUGLAS G. DEVIVO, PH.D.

Dr. DeVivo has served on the Board of Directors since 1992, and served as Chairman from 1994 to November 1998. Dr. DeVivo also served as Chief Executive Officer of the Company from March 1998 to August 1998. He has been a venture capitalist since 1981 and was a founding general partner of Vanguard Associates, Sequoia Capital Growth Fund and Alce Partners. He presently serves on the Board of Directors of Gabelli Securities, Inc, a subsidiary of Gabelli Asset Management Company, and is Chairman of VertiCom, a private telecommunications company. Dr. DeVivo is an engineering graduate of Rensselaer Polytechnic Institute and earned a Ph.D. in chemistry from Northeastern University and an M.B.A. from the Haas School of Business of the University of California, Berkeley.

ALBERT L. GREENE

Mr. Greene has served as a member of the Board of Directors since April 1999. Since 1998, Mr. Greene has served as President, Chief Executive Officer, and member of the board of directors of HealthCentral.com, a publicly traded consumer health information service. From 1990 to 1998, he served as President and CEO of Alta Bates Medical Center in Berkeley, CA. Simultaneously, from 1996 to 1998 he served as President and CEO of Alta Bates Health System and as CEO of the East Bay Service Area of Sutter Health. Previously, he served as President and CEO of Sinai Samaritan Medical Center in Milwaukee and as Administrator of Harper Hospital in Detroit. He has served as Chairman of the California Healthcare Association, the California Association of Hospitals and Health Systems and the Hospital Council of Northern and Central California. He also served as the California state delegate to the American Hospital Association. He presently serves on the Board of Directors of two other publicly traded entities, Quadramed and Acuson Corp. Mr. Greene has a B.A. from Ithaca College and a Masters of Hospital Administration from the University of Michigan.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING:

C. RICHARD KRAMLICH

Mr. Kramlich has served as a member of the Board of Directors since October 1987. Mr. Kramlich has been a General Partner of New Enterprise Associates, a venture capital firm, since June 1978. Mr. Kramlich is also a director of Ascend Communications, Inc., Chalone Inc., Silicon Graphics, Inc., Healtheon Corporation and Com21, Inc. Mr. Kramlich holds a B.S. degree in history from Northwestern University and an M.B.A. from Harvard University.

ROBERT J. GALLAGHER

Mr. Gallagher has served as a member of the Board of Directors since April 1999. Mr. Gallagher presently serves as Vice Chairman of the Board and interim President and Chief Operating Officer of Acuson Corporation, ("Acuson"), a leading manufacturer of diagnostic medical ultrasound systems. From 1994 until his retirement in March 1999, Mr. Gallagher served as Chief Operating Officer of Acuson. From 1983 to 1994, Mr. Gallagher held the position of Chief Financial Officer of Acuson. Prior to joining Acuson, Mr. Gallagher held several positions at Spectra-Physics, Inc. Mr. Gallagher holds a B.S. degree in electrical engineering from Rutgers University and an M.B.A. from Stanford University. Mr. Gallagher also serves on the Board of Directors of Celeritek, Inc.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 1999, the Board of Directors held nine meetings. The Board has an Audit Committee and a Compensation Committee. The Audit Committee and Compensation Committee each met one time during the year ended 1999.

The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The Audit Committee was composed of two non-employee directors: Dr. DeVivo and Mr. Klosterman.

The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock option plans. At December 31, 1999, the Compensation Committee was composed of three non-employee directors: Messrs. Gallagher, Greene and Kramlich.

During the fiscal year ended December 31, 1999, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which they were a director or committee member, except for Mssrs. Gallagher and Greene who attended 71% and 57%, respectively. Mssrs Gallagher and Greene had prior commitments for a number of meeting dates which had been set prior to their election to the Board.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 1995 STOCK OPTION PLAN

In September 1995, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1995 Stock Option Plan (the "1995 Plan"). As a result of amendments in May 1997, March 1998, and March 1999 there were 1,250,000 shares of the Company's Common Stock authorized for issuance under the 1995 Plan.

At March 31, 2000, options (net of canceled or expired options) covering an aggregate of 1,140,170 shares of the Company's Common Stock had been granted under the 1995 Plan, and only 109,830 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the 1995 Plan. During the last fiscal year, under the 1995 Plan, the Company has granted to employees and executive officers, as a group, options to purchase 539,170 shares at exercise prices of $2.50 to $3.69 per share.

In March 2000, the Board approved an amendment to the 1995 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 1995 Plan from a total of 1,250,000 shares to 1,650,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options under the 1995 Plan at levels determined appropriate by the Board and the Compensation Committee.

Stockholders are requested in this Proposal 2 to approve the amendment to the 1995 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the 1995 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 1995 Plan are outlined below:

GENERAL

The 1995 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1995 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1995 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

The 1995 Plan was adopted to provide a means by which selected employees and directors of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees, directors and consultants, to secure and retain the services of persons capable of filling such positions and to provide incentive for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 111 employees are eligible to participate in the 1995 Plan.

ADMINISTRATION

The 1995 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1995 Plan and, subject to the provisions of the 1995 Plan, to determine the persons to whom and the dates of which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the options. The Board of Directors is authorized to delegate administration of the 1995 Plan to a committee of the Board. The Board of Directors has delegated the administration of the 1995 Plan to the Compensation Committee and has established a Non-Officer Stock Option Committee, consisting of Phillip Berman, the Company's President and Chief Executive Officer, with authority to grant stock options to persons who are not at the time of the grant of the options subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein with respect to the 1995 Plan, the Board of Directors refers to the Compensation Committee and the Non-Officer Stock Option Committee as well as to the Board of Directors itself.

ELIGIBILITY

Incentive stock options may be granted under the 1995 Plan to all employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants are eligible to receive nonstatutory stock options under the 1995 Plan.

No incentive stock option may be granted under the 1995 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of the grant. For incentive stock options granted under the 1995 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. In addition, no person shall be eligible to be granted options covering more than five hundred thousand (500,000) shares of the Company's Common Stock in any calendar year.

STOCK SUBJECT TO THE 1995 PLAN

If options granted under the 1995 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1995 Plan.

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the 1995 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options under the 1995 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options under the 1995 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At March 31, 2000, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $3.44 per share.

In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding, higher priced options, whether incentive or nonstatutory, with new lower, priced options.

The exercise price of options granted under the 1995 Plan must be paid either: (a) in cash at the time the option is exercised; (b) at the discretion of the Board either, (i) by delivery of other Common Stock of the Company, or (ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the 1995 Plan become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1995 Plan typically vest at a rate of 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter for the next three years during the optionee's employment or service as a consultant. Shares covered by options granted in the future under the 1995 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1995 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

Term. The maximum term of options under the 1995 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1995 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's disability, in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of decent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting or director relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specific reasons.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the 1995 Plan or subject to any option granted under the 1995 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1995 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

The 1995 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, any surviving corporation shall assume any options outstanding under the 1995 Plan or substitute similar options for those outstanding under the 1995 Plan, or such outstanding options shall continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the 1995 Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time; provided, however, that the time during which such options may be exercised may, at the discretion of the Board of Directors, be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 1995 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1995 Plan will terminate in September 2005.

The Board may also amend the 1995 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its-adoption by the Board if the amendment would require stockholder approval in order for the 1995 Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 promulgated under Section 16 of the Exchange Act or any Nasdaq or securities exchange requirements.

RESTRICTIONS ON TRANSFER

Under the 1995 Plan, an incentive stock option will not be transferable by the optionee other than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option generally will not be transferable except by will or the laws of descent and distribution, unless such nonstatutory stock option expressly provides for transferability. In addition, an optionee may designate a beneficiary who may exercise his or her option after death.

FEDERAL INCOME TAX INFORMATION

Incentive Stock Options. Incentive stock options under the 1995 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. Nonstatutory stock options granted under the 1995 Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory option. Upon exercise of a nonstatutory option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. As a part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholder, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO

THE 1995 EMPLOYEE STOCK PURCHASE PLAN

In September 1995, the Board of Directors adopted, and the stockholders subsequently approved, the 1995 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock.

At March 31, 2000, an aggregate of 117,869 shares of the Company's Common Stock had been purchased under the Purchase Plan, and only 32,131 shares remained available for future purchases under the Purchase Plan. During the last fiscal year, 26,712 shares were purchased under the Purchase Plan.

In March 2000, the Board approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan by 50,000 shares from a total of 150,000 shares to 200,000 shares. The Board adopted this amendment to ensure that employees could continue to have an opportunity to purchase stock of the Company.

Stockholders are requested in this Proposal 3 to approve the amendment to the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

The purpose of the Purchase Plan is to provide a means by which employees of the Company may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 110 employees are eligible to participate in the Purchase Plan.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code.

ADMINISTRATION

The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any Affliate of the Company will be eligible to participate in the Purchase Plan.

The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to any committee of the Board and to the Board.

OFFERINGS

The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is twelve months long and is divided into shorter "purchase periods" approximately six months long.

ELIGIBILITY

Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or any Affiliate of the Company) on the first day of an offering is eligible to participate in that offering. Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an offering that certain employees who are "highly compensated" as defined in the Code are not eligible to participate.

However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

PARTICIPATION IN THE PLAN

Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' base compensation during the offering.

PURCHASE PRICE

The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of the offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable purchase period.

Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan shall terminate at the time that all of the shares subject to the Plan's share reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

Subject to this Proposal, an aggregate of 200,000 shares of Common Stock is reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the fiscal year ended December 31, 1992. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Pri cewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership (1)
	Number of	Percent of
Beneficial Owner	Shares	Total

Dimensional Fund Advisers 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	673,900	7.28%
Bala S. Manian, PhD. (2)	542,847	5.86%
Phillip Berman, M.D. (3)	468,779	5.02%
Douglas G. DeVivo, Ph.D. (4)	406,460	4.30%
John M. Burgess (5)	152,500	1.63%
C. Richard Kramlich (6)	147,387	1.59%
Craig L. Klosterman (7)	135,792	1.46%
Dean MacIntosh (8)	107,564	1.15%
Duncan Moffat (9)	61,773	*
Daniel Burstein (10)	25,000	*
Robert J. Gallagher (10)	25,000	*
Albert L. Greene (10)	25,000	*
All directors and executive officers as a group (11 persons) (11)	1,999,966	20.26%

----------------------------------

* Less than one percent.

  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,250,805 shares outstanding on March 31, 2000, adjusted as required by rules promulgated by the SEC.

  Includes 18,750 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 375,240 shares beneficially owned by P. Berman Family, L.L.C., of which Dr. Berman is a general partner. Dr. Berman shares voting and investment power with respect to such shares and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein. Also includes 91,240 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 132,460 shares held in trust. Dr. DeVivo holds sole voting and investment power with respect to the shares held in trust. Also includes 200,000 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 81,250 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 38,061 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 59,900 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 95,794 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 59,375 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 25,000 shares subject to stock options exercisable within 60 days of March 31, 2000.

  Includes 507,700 shares held by entities affiliated with certain directors and includes 719,370 shares subject to stock options held by directors and officers exercisable within 60 days of March 31,2000. See footnotes (2)-(10).

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE SECTION 16(a)

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Non-Employee Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

In August 1995, the Board adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and amended it in March 1998 and April 1999, to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). As amended, the maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 562,500. As amended in April 1999, each director is automatically granted an option to purchase 25,000 shares of the Company's Common Stock on the date of his or her initial election to the Board which are immediately fully vested. On the first anniversary of the director's initial election to the Board, the director is automatically granted an additional option to purchase 25,000 shares of the Company's Common Stock which are immediately fully vested. Additional option grants after the second anniversary of the director's initial election to the Board will be determined by the Board.

The exercise price of options granted under the Directors' Plan must equal the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Directors' Plan will terminate on August 15, 2005, unless earlier terminated by the Board.

In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

During the last fiscal year, the Company granted options totaling 75,000 shares to three non-employee directors under the Directors' Plan. As of March 31, 2000, 7,031 options were exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1999 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

				Long-term Compensation Awards Securities Underlying Options (#)	All Other Compensation ($)(2)
		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)
Phillip Berman (3)	1999	$241,346	$37,212	125,000	$20,000
Chief Executive Officer	1998	206,577	61,950	---	500
	1997	170,065	---	---	---
John Burgess	1999	125,000	114,928	---	4,500
Vice President, Sales	1998	125,000	125,382	100,000	500
	1997	125,000	110,529	---	500
Dean MacIntosh	1999	140,000	18,481	47,670	20,000
Vice President and Chief	1998	117,211	29,130	45,000	500
Financial Officer	1997	94,038	19,000	---	500
Duncan Moffat (4)	1999	139,000	17,837	37,500	20,000
Director of Operations	1998	48,866	12,620	50,000	500

--------------------------------

  Bonus payments are based on the individual's performance, the individual's salary level and the Company's overall financial performance. For Mr. Burgess, amounts included are commission payments.

  Consists of $500 per year in Company matching payments and for 1999, a discretionary non-elective contribution under its 401(k) Plan.

  Dr. Berman was named Chief Executive Officer in November 1998. Dr. Berman became an employee of the Company in November 1997 when the acquisition of CompuRAD was completed. Of the 1997 salary disclosed for Dr. Berman, $140,000 was paid by CompuRAD and $30,065 was paid by Lumisys.

  Mr. Moffat became an employee of the Company in July 1998.

STOCK OPTION GRANTS AND EXERCISES

The Company has granted options to its executive officers under its 1987 Stock Option Plan and under its 1995 Stock Option Plan (the "1995 Plan"). As of March 31, 2000, options to purchase 109,830 shares remained available for grant under the 1995 Plan.

The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

Option Grants in 1999

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted (#) (1)	Percentage Of Total Options Granted in Fiscal 1999 (%) (2)	Exercise Price ($/Sh) (3)	Expiration Date
					5% ($)	10% ($)
Phillip Berman	125,000	14.8	2.56	9/16/09	201,246	509,998
Dean MacIntosh	47,670	5.7	2.56	9/16/09	76,747	194,493
Duncan Moffat	37,500	4.5	2.56	9/16/09	60,373	152,999

-------------------------------

  Options granted become exercisable at the rate of 1.67% of the shares subject to the option each month after the date of the option for five years. The options expire 10 years from the date of grant, or earlier upon termination of employment.

  Based on an aggregate of 841,782 options granted to employees and directors of the Company in 1999, including to the Named Executive Officers.

  The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

  The potential realizable value is calculated assuming that the market price of the underlying security appreciates in value from date of grant to the end of the option term (ten years), at the indicated annual rate, compounded annually for the entire term of the option, and the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock.

Aggregate Option Exercises in 1999 (1) and December 31, 1999 Option Values

Name	Number of Securities Underlying Unexercised Options at December 31, 1999 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 1999 ($) (2) Exercisable/Unexercisable
Phillip Berman	56,240/85,000	23,750/50,469
John M. Burgess	75,624/46,876	25,563/ ---
Dean MacIntosh	51,962/60,958	4,245/24,059
Duncan Moffat	21,250/66,250	3,340/18,926

-------------------------------

  There were no option exercises in 1999 by named executive officers.

  Fair market value of the Company's Common Stock at December 31, 1999 ($3.16) minus the exercise price of the options multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

Effective November 1, 1999, the Company entered into an employment agreement with Phillip Berman as the Company's President. The term of the employment and the employment agreement will continue indefinitely, at will. The agreement provides for an annual salary of $125,000. Dr. Berman will also be entitled to vacation and other benefits available to the Company's employees generally. If the Company terminates Dr. Berman's employment other than for cause, Dr. Berman would be entitled to twelve months of base salary.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

At December 31, 1999 the Compensation Committee of the Board of Directors (the "Committee") was comprised of Mssrs. Gallagher, Greene and Kramlich, none of whom have been an officer or employee of the Company. The Committee is responsible for establishing the Company's compensation for the executive officers.

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus (or commission with respect to Mr. Burgess) and stock options.

Base Salary. The Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, the Company surveys a group of comparable companies that have recently made public offerings or are publicly traded and have a capitalization similar to that of the Company. The companies appearing in this self-selected peer group survey include some companies that are not included in the Nasdaq or Dow Jones Advanced Technology Medical Devices indices as the Company desires to provide the committee with more information for making compensation comparisons. Analysis of the survey, determined that the executive officers' salaries are in the mid-range of comparable companies.

Bonus. The bonus program is a variable pay program for executive officers and other key employees of the Company. The Committee meets in January following the year of the awards to be made to determine the amount of the bonuses and set the performance objectives for the new year. The bonus award depends on the extent to which the Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1999, these goals were to increase the sales and marketing of the DesktopCR™ through development of the sales channel and marketing efforts and to meet corporate profitability targets. These goals were met through the shipment of 174 DesktopCR™ units in 1999. In addition, the Company sought to broaden its business through new business development, which was accomplished by the development and introduction of AuntMinnie.com. Bonuses were awarded, ranging from $17,000 to $37,000. With respect to Mr. Burgess, the Company's Vice President, Sales, no bonus payments are awarded, but rather commissions based solely on a percentage of sales during the fiscal year are made based on sales goals set by the Committee at the beginning of the fiscal year.

Stock Options. The Option Plans maintained by the Company have been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Initial grants of stock options are generally made to all eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Option Plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

Guidelines for the number of stock options for each participant under the Option Plans are generally based on competitive market data for the performance level of each participant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Company's 1995 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option is deductible by the Company.

CEO Compensation. The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with comparable publicly traded companies. For fiscal 1999, the CEO's goals were to increase the sales and marketing of the DesktopCR™ through development of the sales channel and marketing efforts and to meet corporate profitability targets. These goals were met through the shipment of 174 DesktopCR™ units in 1999. In addition, the Company sought to broaden its business through new business development, which was accomplished by the development and introduction of AuntMinnie.com.

Summary. Through the plans described above, a significant portion of the Company's compensation program for its executive officers (including the CEO) is contingent upon the Company's performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation during any given annual period.
COMPENSATION COMMITTEE
Robert J. Gallagher
Albert L. Greene
C. Richard Kramlich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

At December 31, 1999, the Compensation Committee of the Board of Directors was comprised of Mssrs. Gallagher, Greene and Kramlich, none of whom have been an officer or employee of the Company.

PERFORMANCE MEASUREMENT COMPARISON (1)

The following graph shows the total stockholder return of an investment of $100 in cash on November 15, 1995 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index ("Nasdaq") and (iii) the Dow Jones Advanced Technology Medical Devices Index ("Dow Jones ATMD"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year. Although the Securities and Exchange Commission regulations generally require the graph to cover a five-year period, the graph below covers the period between the commencement of public trading of the Company's stock on November 15, 1995 and December 31, 1999. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or to be indicative of possible future performance of the Company's Common Stock.

	11/15/95	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99
Lumisys, Inc.	100.00	155.17	126.72	65.52	65.52	43.54
Dow Jones ATMD	100.00	109.17	119.32	154.81	202.03	207.90
Nasdaq	100.00	99.63	123.81	151.45	213.61	376.74

--------------------------------

  This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
May 3, 2000	/S/ DEAN MACINTOSH
Dean MacIntosh
Secretary